As filed with the Securities and Exchange Commission on January 26, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

P10, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-2908160
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P10, Inc.

4514 Cole Avenue, Suite 1600

Dallas, Texas 75205

(Address of Principal Executive Offices) (Zip Code)

P10, Inc. 2021 Incentive Plan

(Full title of the plans)

Robert Alpert

C. Clark Webb

Co-Chief Executive Officers

P10, Inc.

4514 Cole Avenue, Suite 1600

Dallas, Texas 75205

(Name and address of agent for service)

(214) 865-7998

(Telephone number, including area code, of agent for service)

It is requested that copies of notices and communications from the Securities and Exchange Commission be sent to:

Robert Alpert

C. Clark Webb

Co-Chief Executive Officer

P10, Inc.

4514 Cole Avenue, Suite 1600

Dallas, Texas 75205

Tel: (214) 865-7998

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by P10, Inc., a Delaware corporation (the “Company”) to register an additional 9,000,000 shares of the Registrant’s Class A common stock, $0.001 par value per share (the “Common Stock”), that may be offered and sold under the P10, Inc. 2021 Incentive Plan (the “Plan”). These additional shares of Common Stock are additional securities of the same class as other securities for which an original registration statement (File No. 333-264882) on Form S-8 was filed with the Securities and Exchange Commission (the “Commission”) on May 5, 2022. Amendments to the Plan to increase the number of shares of Common Stock available for issuance under the Plan were approved by the Company’s stockholders at the annual meeting held on June 17, 2022 and the special meeting held on December 9, 2022.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The Company will provide each recipient of a grant under the Plan (the “Recipients”) with documents that contain information related to the Plan, and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not required to be and is not being filed as a part of this Registration Statement on Form S-8 (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Recipient who receives shares of Common Stock covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

We will provide to each Recipient a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Caryn Peeples

Office Manager

P10, Inc.

4514 Cole Avenue, Suite 1600

Dallas, Texas 75205

Tel: (214) 865-7998

Email: info@p10alts.com

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the SEC are hereby incorporated by reference in this prospectus (unless otherwise noted, the SEC file number for each of the documents listed below is 001-40937):

•	The Company’s Annual Report on Form 10-K filed with the Commission on March 21, 2022;

•	The Company’s Quarterly Reports on Form 10-Q filed for the quarterly periods ended March 31, 2022, June 30, 2022 and September 30, 2022;

•	The Company’s Current Reports on Form 8-K filed on March 4, 2022, June 24, 2022, July 12, 2022, August 26, 2022, and October 13, 2022 (amended on December 28, 2022);

•	The Company’s Definitive Proxy Statements on Schedule 14A filed on April 29, 2022 and November 15, 2022;

•

The description of the Company’s Common Stock contained in Prospectus filed pursuant to Rule 424(b)(4) on October 22, 2021, including any amendment or report filed for the purpose of updating such description; and

•

The description of the Registrant’s Common Stock included in the Registrant’s Registration Statement on Form 8-A under the Exchange Act filed with the SEC on October 19, 2021, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director. This provision does not affect a director’s liability under the federal securities laws. We maintain directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the

Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT INDEX

		Incorporated by Reference

Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of the Registrant.	8-K	001-40937	3.1	October 26, 2021

4.2	Amended and Restated Bylaws of the Registrant.	8-K	001-40937	3.2	October 26, 2021

5.1*	Opinion of Baker & Hostetler LLP

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Baker & Hostetler LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of this Form S-8).

99.1	P10, Inc. 2021 Incentive Plan	S-1	333-259823	10.1	October 18, 2021

99.3	Form of Restricted Stock Award Agreement under the 2021 Equity Incentive Plan	S-1	333-259823	10.2	September 27, 2021

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 26, 2023.

P10, INC.

By:	/s/ Robert Alpert
Name: Robert Alpert
Title: Co-Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

By:	/s/ C. Clark Webb
Name: C. Clark Webb
Title: Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert Alpert, C. Clark Webb and Amanda Coussens, and each of them, as the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution, for the undersigned in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as the undersigned might or could do in person, hereby and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agent, proxy and agent, or their substitute, may lawfully do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities, on January 26, 2023 have signed this Registration Statement below.

Signature	Title

/s/ Robert Alpert Robert Alpert	Co-Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

/s/ C. Clark Webb C. Clark Webb	Co-Chief Executive Officer and Director (Principal Executive Officer)

/s/ Amanda Coussens Amanda Coussens	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ William F. Souder William F. Souder	Director

/s/ Robert B. Stewart, Jr. Robert B. Stewart, Jr.	Director

/s/ Travis Barnes Travis Barnes	Director

/s/ Edwin Poston Edwin Poston	Director

/s/ Scott Gwilliam Scott Gwilliam	Director